EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2008, accompanying the financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Design Within Reach, Inc. on Form 10-K for the year ended December 29, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Design Within Reach, Inc. on Forms S-8 (File No. 333-117190, effective July 7, 2004 and File No. 333-143313, effective May 29, 2007).

/s/ GRANT THORNTON LLP

San Francisco, California

March 5, 2008